Exhibit 41
AMENDED AND RESTATED
SHAREHOLDERS AGREEMENT
in respect of
RENOVA MEDIA ENTERPRISES, LTD.
between
Renova Industries Ltd.
CMCR Management Limited
and
Renova Media Enterprises, Ltd.
Dated 20 October 2006

TABLE OF CONTENTS

1.	Certain Definitions	2

2.	Interpretation	9

3.	Business of the Company	10

4.	Shareholders meetings; Supervisory Board	11

5.	Board of Directors	11

6.	Head of Rep. Office	12

7.	Chief Financial Officer	12

8.	Transfer of Shares	12

9.	Beneficial Ownership	13

10.	Rights of First Refusal and Tag Along	13

11.	Transfer to Affiliates	15

12.	Auction Right	15

13.	Put Option	17

14.	Financing of the Company; Funding Undertakings	18

15.	Call Right	19

16.	Additional Agreements	20

17.	Manner of Voting	20

18.	Necessary Action	21

19.	Deadlock	21

20.	Information; Reporting	22

21.	Independent Registrar	23

22.	COMCOR Share Issue	23

23.	Confidentiality	26

24.	Notice of Breach	26

25.	Specific Performance	26

26.	Notices	26

27.	Costs; Fees; Expenses	28

28.	Amendments and Waivers	28

29.	Severability	28

30.	Entire Agreement	28

31.	Further Assurances	29

32.	Counterparts	29

33.	Governing Law and Language	29

34.	Arbitration	29

35.	Term and Termination	30

36.	Survival	31

37.	Effects of Termination	31

38.	Construction	31

39.	No Partnership	31

40.	Third Party Rights	31

Schedule 1 SHAREHOLDERS MEETING		32

Schedule 2 BOARD OF DIRECTORS		34

Schedule 3 SUPERVISORY BOARD		35

Schedule 4 HEAD OF REP. OFFICE		37

Schedule 5 CHIEF FINANCIAL OFFICER		39

Schedule 6 RESERVED MATTERS		40

Schedule 7 FORM OF DEED OF ADHERENCE	43

Schedule 8 INVESTMENT BANKS	45

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     This AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into on 20 October 2006, between RENOVA INDUSTRIES LTD, a company registered in the Bahamas and whose registered office is at 2nd Terrace West Centreville, P.O. Box. N-7755, Nassau, Bahamas (“Renova”), CMCR MANAGEMENT LIMITED, a company registered in the Bahamas and whose registered office is at Winterbotham Place, Marlborough & Queen Street, P.O. Box № 10429, Nassau, Bahamas (“CMCR” and together with Renova, the “Principals” and each individually, a “Principal”), and RENOVA MEDIA ENTERPRISES LTD., a company registered in the Bahamas, and whose registered office is at 2nd Terrace West Centreville, P.O. Box. N-7755, Nassau, Bahamas (the “Company”, and together with Renova and CMCR, the “Parties” and each individually, a “Party”).
     WHEREAS, on April 19, 2006 the Parties entered into a certain Shareholders Agreement in respect of Renova Media Enterprises Ltd. (the “Original Shareholders Agreement”) which purpose was to govern management and Renova’s and CMCR’s relationship as shareholders of the Company with a strategic goal of building a publicly listed geographically diversified broadband communications holding company by owning, managing, acquiring, and restructuring media and communications assets (the “Business”);
     WHEREAS, on the Effective Date (as defined below), Renova became the holder of 51,000 ordinary shares of the Company, representing fifty one percent (51%) of the outstanding shares of the Company;
     WHEREAS, on the Effective Date, CMCR became be the holder of 49,000 ordinary shares of the Company, representing forty nine percent (49%) of the outstanding shares of the Company; and
     WHEREAS, on the Effective Date the Parties executed a certain Second Deed of Amendment in respect of a Shareholders Agreement, a Credit Facility Agreement and a Sale and Purchase Agreement, by which the Parties, amended, inter alia, the terms of the Original Shareholders Agreement with respect to the Principals’ financing obligations and amounts to be distributed between them pursuant to Clause 22 of the Original Shareholders Agreement;
     WHEREAS, the Principals wish to further amend the terms Original Shareholders Agreement related to the composition of the Supervisory Board of the Company;
     WHEREAS, by this Agreement the Parties wish to consolidate all amendments made to the Original Shareholders Agreement up to the date of this Agreement, and this Agreement shall amend and restate the Original Shareholders Agreement and shall take effect as from April 19, 2006 as if this Agreement was executed on that date in place of the Original Shareholders Agreement, except for the amendments related to the Supervisory Board of the Company, including without limitation amendments to Schedule 3 to this Agreement, which shall come into effect from the date hereof;
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, the Parties agree as follows:
     1. Certain Definitions
     In this Agreement, the following words shall have the following meanings:
     “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority and/or any arbitrational institution.
     “Affiliate” means, in relation to any Person, (i) any other Person which directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person, either alone or in concert with other Persons; (ii) if such Person is an individual, any parent, sibling, child or spouse of such Person, or any relative of such spouse who has the same home as such Person; (iii) any ultimate beneficial owner of such Person; (iv) any trust or estate in which such Person has a material beneficial interest, or for which such Person (or any other Affiliate of such Person), directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settlor of a trust); or (v) any trust or estate through which such Person is Controlled, directly or indirectly, either alone or together with others. As used in this definition, “Control” (including, with its correlative meanings such as “Controlled by” and “under common Control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management and policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.
     “Agreement” has the meaning set forth in the Preamble.
     “Auction Notice” has the meaning set forth in Clause 12.2.
     “Auction Right” has the meaning set forth in Clause 12.1.
     “Auction Shares” shall have the meaning set out in Clause 12.1.
     “Authorised Representative” shall mean a CMCR Authorised Representative or a Renova Authorised Representative, as the case may be.
     “Board of Directors” means the board of directors of the Company.
     “Board of Directors Designee” shall mean a Renova Board of Directors Designee or a CMCR Board of Directors Designee, as the case may be.

     “Breaching Principal” has the meaning set forth in Clause 24.
     “Business” has the meaning set forth in the Preamble.
     “Call Period” has the meaning set forth in Clause 15.1.
     “Call Price” has the meaning set forth in Clause 15.1.
     “Call Right” has the meaning set forth in Clause 15.1.
     “Called Shares” has the meaning set forth in Clause 15.2.
     “Call Completion Date” has the meaning set forth in Clause 15.3.
     “Cash Payment” has the meaning set forth in Clause 22.1.2.
     “Chief Financial Officer” means the Chief Financial Officer of the Company.
     “CMCR” has the meaning set forth in the Preamble.
     “CMCR Authorised Representative” means an individual appointed as such by CMCR; provided, however, that no Person who has been convicted of or is currently awaiting trial or sentence in relation to any crime involving violence or dishonesty or who has been determined in a final decision, not subject to further appeal, by any court of any other conduct involving a breach of fiduciary duty may be a CMCR Authorised Representative.
     “CMCR Board of Directors Designee” means an individual being director on the Board of Directors nominated as such by CMCR; provided, however, that no Person who has been convicted of or is currently awaiting trial or sentence in relation to any crime involving violence or dishonesty or who has been determined in a final decision, not subject to further appeal, by any court of any other conduct involving a breach of fiduciary duty may be a CMCR Board of Directors Designee.
     “CMCR Loan 2 Commitment” has the meaning set forth in Clause 22.2.2(a).
     “CMCR Supervisory Board Designee” means an individual being a member of the Supervisory Board nominated as such by CMCR; provided, however, that no Person who has been convicted of or is currently awaiting trial or sentence in relation to any crime involving violence or dishonesty or who has been determined in a final decision, not subject to further appeal, by any court of any other conduct involving a breach of fiduciary duty may be a CMCR Supervisory Board Designee.

     “COMCOR” means OAO “Comcor” (whose full name in Russian is Открытое акционерное общество ”Московская телекоммуникационная корпорация”), an open stock company registered in the Russian Federation with principal state registration number 1027739387521 and whose registered place of location is at All-Russia Exhibition Centre, Pavilion No. 4, Moscow 129223, Russian Federation (in Russian: Российская Федерация, 129223, г. Москва, Всероссийский выставочный центр, павильон № 4).
     “COMCOR TV” means ZAO Comcor-TV (whose full name in Russian is Закрытое акционерное общество “Комкор ТВ”), a closed stock company registered in the Russian Federation with principal state registration number 1027700000020 and whose registered place of location is at Neglinnaya Ulitsa, dom 17, str. 2, 103051 Moscow, Russian Federation (in Russian: Российская Федерация, 103051 Москва, ул. Неглинная, д. 17, стр. 2).
     “Company” has the meaning set forth in the Preamble.
     “Company Subsidiary” means any Subsidiary of the Company including COMCOR, COMCOR TV and MOCC.
     “Completion Date” means a date defined as such in the SPA.
     “Completion Price” means two hundred twenty thousand United States Dollars (US$ 242,991) per one Share.
     “Constitutional Documents” means, in relation to a legal entity, articles and memorandum of association or equivalent organizational documents of that entity under the laws of its jurisdiction of organization.
     “Deadlock Committee” has the meaning set forth in Clause 19.3.1.
     “Deadlock Event” has the meaning set forth in Clause 19.1.
     “Deadlock Notice” has the meaning set forth in Clause 19.2.
     “Defaulting Principal” has the meaning set forth in Clause 9.2.
     “Dispute” has the meaning set forth in Clause 34.1.
     “Effective Date” has the meaning set forth in Clause 35.1.
     “Encumbrance” means any claim, charge, mortgage, lien, option, power of sale, equity, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement arranged or obligation to create any of the foregoing.

     “Event Date” has the meaning set forth in Clause 22.1.2.
     “Governmental Authority” means the state or any subdivision thereof, any national, federal, regional, state, local or other court, arbitral tribunal, administrative agency or commission or other governmental administrative or regulatory body, authority, agency or instrumentality.
     “Head of Rep. Office” means an individual occupying the position of the head of the Representative Office of RME Management Limited (in Russian: ”Представительство Компании с ограниченной ответственностью «РМЭ Менеджмент Лимитед» (Республика Кипр)”) located at Bolshaya Nikitskaya Ul., dom 14/2, stroenie 7, Moscow 125009, Russian Federation (in Russian: Российская Федерация, 125009, г. Москва, ул. Б. Никитская, дом 14/2, стр. 7).
     “Independent Registrar” means ZAO “Professional Registration Center” (full name in Russian: ЗАО «Профессиональный Регистрационный Центр»), a closed joint stock company organized under the laws of the Russian Federation, registration number (OGRN) 1023802254574, having its registered office at 117452, Balaklavskiy prospect, 28 B, Moscow, Russian Federation, holing registrar’s license No. 10-000-1-00293.
     “Investment Bank” means any Person listed in Schedule 8.
     “Joint Instruction” means an instrument in writing signed by each of the CMCR Authorised Representative and the Renova Authorised Representative.
     “LCIA” has the meaning set forth in Clause 34.2.
     “Loan 1” means the loan in the principal amount of eighty million twelve thousand four hundred seventy seven United States Dollars (US$80,012,477) made available to the Company under the Loan 1 Agreement.
     “Loan 2” has the meaning set forth in Clause 22.2.1.
     “Loan 1 Agreement” means the loan agreement between CMCR, Renova and the Company, dated on or about the date hereof, under which the Principals have agreed to make the Loan 1 available to the Company on terms and conditions contained therein.
     “Loan 2 Agreement” has the meaning set forth in Clause 22.2.1.
     “Long Stop Date” means 31 December 2007.
     “Material Subsidiary” means any Company Subsidiary which, in accordance with the most recent audited financial statements or, if audit of the financial statements is not conducted, then unaudited financial statements of such Company Subsidiary (consolidated, if such statements are prepared on a consolidated basis): (a) has equity (or charter) capital of at least US$20,000,000 (or its equivalent in any other currency) or (b) has assets of at least US$20,000,000 (or its equivalent in any other currency) and, for the avoidance of doubt, COMCOR, COMCOR TV and MOCC are Material Subsidiaries.
     “MOCC” means Moscow CableCom Corp., a Delaware corporation.
     “Mr. Pripachkin” means Mr. Yuri Igorevich Pripachkin who is, as of the date hereof, a citizen of the Russian Federation holding domestic passport number 4508 045106 issued by passportno-vizovoiye otdeleniye of OVD of Zamoskvorechiye district of Moscow (kod podrazdeleniya 772-120) on 21 October 2005 and residing at Tatarskaya Ulitsa, dom 18, str. 1, apartment 4, Moscow, the Russian Federation.
     “Necessary Action” means, with respect to a result required to be caused or approved, all actions necessary to cause or procure such result, which actions may include: (i) voting or providing a written consent or proxy with respect to shares or abstaining from voting or providing a written consent or proxy with respect to shares; (ii) causing the adoption of shareholders’ resolutions and amendments to the Constitutional Documents of the Company or any Company Subsidiary; (iii) causing decisions to be taken by shareholders rather than the relevant board of directors if necessary to avoid any limitations arising from any fiduciary duties of directors; (iv) executing agreements and instruments; and (v ) making, or causing to be made, with Governmental Authorities or other Persons, all filings, approvals, registrations or similar actions that are required to achieve such result.
     “New Shares” has the meaning set forth in Clause 22.1.2(a)
     “Notice of Proposed Transfer” has the meaning set forth in Clause 10.1.
     “Non-Breaching Principal” has the meaning set forth in Clause 24.
     “Non-Defaulting Principal” has the meaning set forth in Clause 9.2.
     “Offer Price” has the meaning set forth in Clause 10.1.
     “Offered Shares” has the meaning set forth in Clause 10.1.
     “Option Period” has the meaning set forth in Clause 10.2.
     “Other Principal” has the meaning set forth in Clause 10.1.
     “Outstanding Financings” means such debt financing including its principal amount and all accrued interest (if any such interest is contemplated by the terms and conditions of such financing) which is made by a Principal (or its Affiliates, as the case may be) to the Company (or Company Subsidiaries, as the case may be) pursuant to an investment program of the Company, as may remain outstanding.
     “Party” or “Parties” has the meaning set forth in the Preamble.
     “Person” means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.
     “Principal” or “Principals” has the meaning set forth in the Preamble.
     “Proposed Transfer” has the meaning set forth in Clause 10.1.
     “Proposing Principal” has the meaning set forth in Clause 10.1.
     “Pro Rata Portion” shall mean, with reference to either Principal at any time, a fraction, the numerator of which is the number of Shares then issued and outstanding and beneficially owned by such Principal and its Affiliates, and the denominator of which is the aggregate number of Shares then issued and outstanding and held by both Principals and the Affiliates of each Principal taken together.
     “Put Option” has the meaning set forth in Clause 13.1.
     “Put Option Date” means 31 December 2008.
     “Put Option Notice” has the meaning set forth in Clause 13.2.
     “Put Option Price” has the meaning set forth in Clause13.2.
     “Put Option Shares” has the meaning set forth in Clause 13.2.
     “Remaining New Shares” has the meaning set forth in Clause 22.1.2(c).
     “Renova” has the meaning set forth in the Preamble.
     “Renova Authorised Representative” means an individual appointed as such by Renova; provided, however, that no Person who has been convicted of or is currently awaiting trial or sentence in relation to any crime involving violence or dishonesty or who has been determined in a final decision, not subject to further appeal, by any court of any other conduct involving a breach of fiduciary duty may be a Renova Authorised Representative.

     “Renova Board of Directors Designee” means an individual being director on the Board of Directors nominated as such by Renova; provided, however, that no Person who has been convicted of or is currently awaiting trial or sentence in relation to any crime involving violence or dishonesty or who has been determined in a final decision, not subject to further appeal, by any court of any other conduct involving a breach of fiduciary duty may be a Renova Board of Directors Designee.
     “Renova Instruction” means an instrument in writing signed by the Renova Authorised Representative.
     “Renova Loan 2 Commitment” has the meaning set forth in Clause 22.2.2(b).
     “Renova Supervisory Board Designee” means an individual being a member of the Supervisory Board nominated as such by Renova; provided, however, that no Person who has been convicted of or is currently awaiting trial or sentence in relation to any crime involving violence or dishonesty or who has been determined in a final decision, not subject to further appeal, by any court of any other conduct involving a breach of fiduciary duty may be a Renova Supervisory Board Designee.
     “Reserved Matters” means such matters as are set forth in Schedule 6.
     “Restricted Transaction” has the meaning set forth in Clause 8.1.
     “RME Management Limited” means a wholly-owned subsidiary of the Company, organized under the laws of the Republic of Cyprus, having its registered office at 3 Chrysanthou Mylona Street, CY3030, Limassol, Cyprus.
     “Rubles” means the lawful currency of the Russian Federation.
     “Rules” has the meaning set forth in Clause 34.2.
     “Security Assignment” means an agreement (in the form to be agreed by the Parties) for the assignment of rights of CMCR under Loan 1 and Loan 2 to Renova by way of security to be entered into by and between the Parties in accordance with Clause 22.4 by or on the Completion Date.
     “Senior Executive” means a member of the Supervisory Board, the Chief Financial Officer and any other employee of the Company and/or the Company Subsidiaries designated as such by the Principals.
     “Shares” means the ordinary shares of the Company (as well as any securities of the Company issued in respect of, upon conversion or exercise of, or in exchange or substitution for, such shares).

     “SPA” means that certain agreement for the purchase of 57.80% of the shares in OAO COMCOR between CMCR, as Seller, and the Company, as Buyer, dated as of the date hereof.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate is owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Supervisory Board” means the committee elected as such in accordance with this Agreement by the Principals.
     “Supervisory Board Designee” shall mean a Renova Supervisory Board Designee or a CMCR Supervisory Board Designee, as the case may be.
     “Transfer” means, with respect to any shares or equity interest, whether directly or indirectly (i) to sell, assign, pledge, encumber, create any equitable interest in (including a voting interest or an interest in the proceeds of any sale), grant an option with respect to, transfer or otherwise dispose of, or enter into any kind of arrangement or obligation to create the same, whether orally or in writing, (ii) to enter into an agreement or commitment relating to any of the matters described in (i), or (iii) to deposit or permit the deposit of any shares or any equity interest, or enter into any voting agreement, grant proxy or enter into any similar arrangement or commitment with respect to any shares or equity interest.
     “Transfer Notice” has the meaning set forth in Clause 9.2.
     “US$” and “United States Dollars” means the lawful currency of the United States of America that at the time of payment is legal tender.
     2. Interpretation
     In this Agreement, unless otherwise specified:
     (a) the singular includes the plural and vice versa and any gender includes either gender;
     (b) the table of contents and headings in this Agreement are inserted for convenience only and shall not affect its construction;

     (c) references to this Agreement or to any other document include a reference to this Agreement or such other document as varied, amended, modified, novated or supplemented from time to time;
     (d) references to any gender shall include all other genders;
     (e) references to the word “include” or “including” are to be construed without limitation;
     (f) references to any Clause, paragraph or Schedule are to those contained in this Agreement and all Schedules to this Agreement are an integral part of this Agreement;
     (g) references to documents being in the agreed form shall mean in the form initialled for identification by or on behalf of the respective Parties;
     (h) in writing includes, unless otherwise provided in this Agreement, any communication made by letter or facsimile transmission, but not electronic mail;
     (i) business day means, unless otherwise provided in this Agreement, a day (not being a Saturday or Sunday) on which banks are open for normal banking business in both Moscow, the Russian Federation, and Nassau, Bahamas; and
     (j) U.S. Dollar amounts include the equivalents in any other currency unless otherwise specified herein.
     3. Business of the Company
     3.1. Subject as otherwise required by law or by this Agreement, the affairs of the Company shall be conducted in such a way as to maximize profits and distribute such profits to the shareholders according to good business practice and the applicable investment programs of the Company.
     3.2. Each Principal shall use its reasonable endeavours to promote and develop the Business to the best advantage of the Company. Each Principal confirms its intention to consult fully on all matters materially affecting the development of the Business and to act in good faith towards the each other. If a Principal (or an Affiliate thereof) has an interest in any transaction performed by or contemplated to be performed by the Company and/or any Company Subsidiary, such Principal shall promptly notify the other Principal of such transaction specifying in reasonable detail the nature of such interest.
     3.3. The Principals may, in their capacity as shareholders of the Company, cause the Company to contribute its assets into MOCC or such other publicly traded company as the Principals may determine on such terms and conditions as the Principals may deem appropriate, by the Long Stop Date (inclusive).
     4. Shareholders meetings; Supervisory Board
     4.1. The Principals shall regularly meet with a view to discussing and determining matters related to the business of the Company and the Company Subsidiaries, including at shareholders meetings and meetings of the Supervisory Board in accordance with the procedures set out in Schedule 1 and Schedule 3 (as applicable).
     4.2. The Principals shall form the Supervisory Board whose conduct shall be governed by the principles set out in Schedule 3.
     4.3. The Company shall keep the record book which shall contain copies of minutes of all shareholders meetings and shareholders meeting resolutions (or written resolutions signed by both Principals in lieu of a meeting) and minutes of all meetings and resolutions of the Board of Directors.
     5. Board of Directors
     5.1. Subject to Clause 6, all affairs of the Company shall be managed by the Board of Directors in strict compliance with the shareholders meeting resolutions (or written resolutions signed by both Principals in lieu of a meeting), Joint Instructions on the Reserved Matters, Renova Instructions on all matters other than Reserved Matters in accordance with the procedures set out in Schedule 2.
     5.2. The Parties shall take all Necessary Action so that Mr. Pripachkin (a) serves as the chairman of the Board of Directors of COMCOR from the Effective Date until 14 April 2007 and (b) is granted with all benefits and emoluments from the Effective Date until the third anniversary of the Effective Date, in each case on the terms substantially similar to his current arrangements.
     5.3. A Principal shall notify the other Principal and the Company in writing of (a) the name, last name, and contact details including postal address as well as of other details sufficient enough to identify the identity and whereabouts of a Person whom such Principal has appointed as its Authorised Representative, including any replacement Authorised Representative, and (b) any removal of such Person, in each case as soon as practicably possible but in any event within three (3) business days following such Person’s appointment or removal as the Authorised Representative.
     5.4. Each of Renova and CMCR may appoint and remove any of its Authorised Representatives at its sole discretion at any time.
     5.5. The Principals shall take all Necessary Action so that the decision of the

Supervisory Board on a Reserved Matter is conveyed to the Board of Directors by way of the Joint Instruction as expeditiously as possible but in no event later than by the fifth (5th) calendar day of the date the respective decision is taken.
     5.6. Renova shall take all Necessary Action so that the decision of the Supervisory Board on any matter which is not a Reserved Matter be conveyed to the Board of Directors by way of the Renova Instruction as expeditiously as possible but in no event later than by the fifth (5th) calendar day of the date the respective decision is taken.
     5.7. The Company shall keep the record book which shall contain copies of all Joint Instructions and Renova Instructions.
     6. Head of Rep. Office
     Certain day-to-day affairs of the Company are to be decided by the Board of Directors following the Renova Instructions to be issued promptly (and in any case within two business days) upon any decision of the Head of Rep. Office in accordance with the procedures set out in Schedule 4.
     7. Chief Financial Officer
     Certain matters of the Company shall be the responsibility of the Chief Financial Officer as set out in Schedule 5.
     8. Transfer of Shares
     8.1. Restrictions on Transfer of Shares. Except in accordance with Clauses 9, 10, 11, 12, 13, 14.5 and 15 or with the prior written consent of the other Principal, each Principal hereby agrees that, at all times during the period commencing from the date of this Agreement and throughout its term, it shall not cause or permit any Transfer of any Shares or the right to acquire any Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any Shares or any right to acquire any Shares (the “Restricted Transactions”).
     Any Transfer of any Shares or any interest in any Shares in violation of any provision of this Agreement shall be null and void and the Company shall not record such Transfer on its books or treat any purported transferee of such Shares or any such interest as the owner of such Shares or such interest for any purpose.
     8.2. Lock-Up. Notwithstanding anything to the contrary contained herein, from the Effective Date until the Long Stop Date, no Principal shall Transfer or permit the Transfer of any of the Shares held by it from time to time, subject to Clauses 9.1, 14.5 and 15.

     8.3. Legends. The Charter of the Company shall be amended to reflect restrictions on Transfer of Shares provided for in this Agreement. Until termination of the Agreement the Company shall issue all certificates representing Shares owned by the Principals bearing an appropriate restrictive legend indicating that such Shares are subject to restrictions on Transfer of Shares provided for in this Agreement.
     9. Beneficial Ownership
     9.1. From the Effective Date until the Long Stop Date (inclusive), each Principal shall procure that none of its equity holders or beneficial owners makes any Transfer with respect to the shares or any interest, whether direct or indirect, held by such equity holder or beneficial owner in that Principal (except Transfers to an Affiliate of such Principal or a Transfer of less than ten percent (10%) of the issued and outstanding share capital in such Principal may be made and shall not be subject to the following provisions of this Clause 9 provided that at all times the current beneficial owners of such Principal continue to own (free of Encumbrances) directly or indirectly at least 90% of the share capital and of the voting stock of such Principal and otherwise Control (as such term is defined in the definition of “Affiliate” above) such Principal).
     9.2. A Principal in breach of the Transfer provisions of Clause 9.1 (a “Defaulting Principal”) must immediately notify the other Principal (the “Non-Defaulting Principal”) in writing on the occurrence of any such Transfer. Within ninety (90) calendar days from the date of such notification or, if the Non-Defaulting Principal becomes aware of any Transfer restricted under Clause 9.1 other than by receiving a notice from the Defaulting Principal, within ninety (90) calendar days from the date of a written notice from the Non-Defaulting Principal to the Defaulting Principal (accompanied with a reasonable description of the circumstances under which the Non-Defaulting Principal became aware of any such Transfer and with documented evidence of the same (if in the possession of the Non-Defaulting Principal)), the Non-Defaulting Principal shall have the right to purchase all of the Shares owned by the Defaulting Principal by sending a notice of the same (the “Transfer Notice”) to the Defaulting Principal and the Defaulting Principal shall be bound to sell all of its Shares to the Non-Defaulting Principal at the Completion Price per Share, provided further that the Non-Defaulting Principal shall also cause all Outstanding Financings by the Defaulting Principal (or its Affiliates, as the case may be, subject to such Affiliates having agreed to such repayment) to be repaid in full no later than within one hundred eighty (180) calendar days of the date of the abovementioned written notice from the Non-Defaulting Principal to the Defaulting Principal.
     9.3. If a Transfer of shares or beneficial interest in a Principal to a Person as described in Clause 9.1 is effected, the Non-Defaulting Principal shall at its discretion have the right to claim damages or specific performance, or both, from the Defaulting Principal.
     10. Rights of First Refusal and Tag Along
     10.1. Subject to Clause 8.2, if a Principal (a “Proposing Principal”) proposes to

Transfer (each, a “Proposed Transfer”) all but not less than all of its Shares (the “Offered Shares”) to any Person, such Principal shall submit a written notice (a “Notice of Proposed Transfer”) to the other Principal (the “Other Principal”) describing the material terms and conditions of the Proposed Transfer in reasonable detail, including, without limitation, the name of the offeror (the “Offeror”) and the proposed purchase price (the “Offer Price”). Transfers pursuant to this Clause 10 may only be proposed with respect to all Shares then held by the Proposing Principal and only with respect to offers for cash on arm’s length terms from persons who are not Affiliates of the Proposing Principal.
     10.2. Upon receipt of the Notice of Proposed Transfer, the Other Principal shall have the right, but not the obligation, for a period of thirty (30) calendar days following receipt of the Notice of Proposed Transfer (the “Option Period”), to irrevocably elect: (a) to purchase at the Offer Price all (and not less than all) of the Offered Shares; or (b) to require that the Offeror purchases from the Other Principal at the Offer Price all (and not less than all) of the Other Principal’s Shares concurrently with the purchase of the Offered Shares, in each case on the same terms and conditions as are set forth in the Notice of Proposed Transfer. Any such election must be notified by the Other Principal to the Proposing Principal no later than by 6pm (Moscow time) of the last day (whether or not such day is a business day) of the Option Period.
     10.3. In the event that the Other Principal exercises its right to purchase all (and not less than all) of the Offered Shares in accordance with Clause 10.2, then the Proposing Principal must sell the Offered Shares to the Other Principal. The Proposing Principal shall, and hereby covenants to, transfer the Offered Shares to the Other Principal free and clear of any and all Encumbrances against payment of the Offer Price. The Other Principal shall purchase and pay, by bank or certified check (in immediately available funds), for the Offered Shares within one hundred fifty (150) calendar days of the last day of the Option Period; provided, that if the Transfer of such Offered Shares is subject to any prior regulatory approval, the time period during which such Transfer may be consummated shall be extended until the expiration of ten (10) calendar days after all such approvals have been received, provided further that the Other Principal shall also cause all Outstanding Financings by the Proposing Principal (or its Affiliates, as the case may be, subject to such Affiliates having agreed to such repayment) to be repaid in full no later than the date of payment by the Other Principal for the Offered Shares. In this case, the Proposing Principal shall take all Necessary Action to support the efforts of the Company to secure financing for the Company in light of the repayment of the Outstanding Financings; any actions reasonably taken to so secure such financings shall not be considered Reserved Matters, accordingly no Joint Instruction shall be required for any of such actions.
     10.4. Upon the earlier to occur of (i) the receipt of a notice in writing from the Other Principal rejecting the elections provided in Clauses 10.2(a) and (b), (ii) the expiration of the Option Period without the Other Principal having elected as provided in Clause 10.2(a) or (b) following the delivery of the Notice of Proposed Transfer, (iii) the failure of the Other Principal to make due payment under Clause 10.3 and (iv) the failure to obtain any required consent or regulatory approval for the purchase of all of the Offered Shares by the Other Principal within ninety (90) calendar days of the last day of the Option Period, the Proposing

Principal shall have a sixty (60) calendar day period from the date of such occurrence during which to effect a Transfer of all (and not less than all) of the Offered Shares to the Offeror, on substantially the same terms and conditions as were set forth in the Notice of Proposed Transfer and at a price not less than one hundred percent (100%) of the Offer Price, provided that, if the Transfer is subject to regulatory approval, such sixty (60) calendar day period shall be extended until the expiration of ten (10) calendar days after all such approvals shall have been received, but in no event longer than ninety (90) calendar days from the date of such occurrence. Sub-clauses 10.4(iii) and 10.4(iv) herein shall have effect only where an election is made under Clause 10.2(a) and otherwise shall be disregarded.
     10.5. If, in the case of an election having been made under Clause 10.2(a), the Proposing Principal does not consummate the Transfer of the Offered Shares in accordance with the time limitations set forth in this Clause 10 or, in case of an election having been made under Clause 10.2(b), the Offeror does not purchase from the Other Principal at the Offer Price all (and not less than all) of the Other Principal’s Shares, on the same terms and conditions as are set forth in the Notice of Proposed Transfer, then the right of the Proposing Principal to effect the Transfer of such Offered Shares pursuant to this Clause 10 shall terminate and the Proposing Principal shall again comply with the procedures set forth in this Clause 10 with respect to any proposed Transfer of Shares to a third party.
     10.6. Notwithstanding anything to the contrary contained herein, no Transfer of the Offered Shares by the Proposing Principal to a third party may take place unless, simultaneously with the Transfer, such third party, the Other Principal (if continuing to hold Shares) and the Company shall execute a legally binding deed of adherence in the form of Schedule 7 (which the Other Principal and the Company hereby undertake to do) and simultaneously with the Transfer such third party shall assume all obligations and inherit all the rights of the Proposing Principal as set forth in this Agreement, provided that, if Renova is the Other Principal, the deed of adherence shall be deemed amended to exclude election under Clause 10.2(b) as well as the following provisions: Clauses 12 and 13, and paragraphs 4 (except as to a disposal of a Material Subsidiary or of any significant part of the assets of a Material Subsidiary), 9, 10, 12, 13, 14, 15, 16, 17, 18, 19, 20, 22 and 23 of Schedule 6.
     10.7. The Notice of Proposed Transfer, once served, shall be irrevocable.
     11. Transfer to Affiliates
     Subject to Clause 8.2, Renova may enter into a Restricted Transaction with respect to all (and not less than all) of the Shares held by Renova with any of its Affiliates, provided, however, that no such transaction may take place unless simultaneously with the Restricted Transaction such Affiliate shall deliver a legally binding deed of adherence in the form of Schedule 7 and shall assume all obligations and inherit all the rights of Renova as set forth in this Agreement.
     12. Auction Right

     12.1. If for whatever reason no contribution of the Company’s assets as envisaged by Clause 3.3 occurs by the Long Stop Date (inclusive), CMCR shall have the right to Transfer its Shares (the “Auction Shares”) in the manner set out in this Clause 12 below (the “Auction Right”).
     12.2. Within ninety (90) calendar days from the Long Stop Date, CMCR may serve an “Auction Notice” on Renova in writing informing Renova that it is intended to sell all (and not less than all) of its Shares at an auction, whereupon it shall be entitled to sell all such Shares within two hundred and ten (210) calendar days after delivery of the Auction Notice to Renova at an auction. In connection with an auction: (a) CMCR may set a minimum price (which price shall immediately be notified in writing to Renova), and if such minimum price is not satisfied, CMCR may in its sole discretion decide not to sell its Shares at auction, and (b) CMCR may require any bidder to assume all Outstanding Financings made by CMCR, paying CMCR an amount equal to such Outstanding Financings.
     12.3. If Renova in its sole discretion considers the minimum price set by CMCR be unacceptable, it may require, by a notice in writing to CMCR (to be delivered within fifteen (15) calendar days of delivery of the Auction Notice), that an Investment Bank mutually selected by CMCR and Renova carry out a valuation of the Auction Shares (on the same basis as contemplated in Clause 13.6); and CMCR may not set such minimum price higher than the arithmetic average of the lower and higher values of the reasonable fair market valuation range determined by such Investment Bank. The Principals shall procure that the Investment Bank notifies both CMCR and Renova of its valuation. The Principals shall pay fees of the Investment Bank according to their Pro Rata Portion.
     12.4. The auction set out in Clause 12.2 shall be conducted by an Investment Bank agreed between the Principals. If the Principals cannot agree upon an Investment Bank within fifteen (15) calendar days, then the Investment Bank shall be chosen by lot (in a procedure carried out by an independent party in the presence of representatives of each Principal, such procedure to be repeated if the Investment Bank selected by lot declines the proposed engagement).
     12.5. Renova shall be entitled to participate in such auction on the same terms as all other participants thereof. For the avoidance of doubt, Renova shall have no right of first refusal under Clause 10 with respect to an auction sale carried out in accordance with this Clause 12.
     12.6. No Transfer of the Shares sold at the auction pursuant to this Clause 12 to a third party which is the winner of the auction may take place unless such third party, Renova and the Company shall execute a legally binding deed of adherence in the form of Schedule 7 (which Renova and the Company hereby undertake to do), provided that the deed of adherence shall be deemed amended to exclude election under Clause 10.2(b) as well as the following provisions: Clauses 12 and 13 and paragraphs 4 (except as to a disposal of a Material Subsidiary or of any significant part of the assets of a Material Subsidiary), 9, 10, 12, 13, 14, 15, 16, 17, 18, 19, 20, 22 and 23 of Schedule 6.

     12.7. The Auction Notice, once served, shall be irrevocable and the Auction Right, once exercised, shall not be capable of exercise again.
     12.8. The Auction Right lapses if CMCR fails to serve the Auction Notice as set out in Clause 12.2.
     13. Put Option
     13.1. CMCR shall have the right to Transfer all (and not less than all) of its Shares to Renova (the “Put Option”) after the Put Option Date in the manner set forth below.
     13.2. If CMCR elects to exercise the Put Option, it shall serve a written notice on Renova for Renova to purchase all (and not less than all) of the Shares held by CMCR (the “Put Option Shares”) from CMCR (the “Put Option Notice”). Upon delivery of the Put Option Notice, Renova shall purchase from CMCR all (and not less than all) of the Put Option Shares at the arithmetic average of the lower and higher values of the reasonable fair market valuation range (the “Put Option Price”) to be determined by an Investment Bank (as mutually selected by CMCR and Renova) within hundred fifty (150) calendar days following receipt of the Put Option Notice. If the Principals cannot agree upon an Investment Bank within fifteen (15) calendar days, then the Investment Bank shall be chosen by lot (in a procedure carried out by an independent party in the presence of representatives of each Principal, such procedure to be repeated if the Investment Bank selected by lot declines the proposed engagement). The Principals shall procure that the Investment Bank notifies both CMCR and Renova of its valuation. CMCR shall pay fees of the Investment Bank.
     13.3. In connection with the purchase by Renova of the Put Option Shares, CMCR may also require Renova to assume or otherwise procure the repayment of all Outstanding Financings made by CMCR (or its Affiliates, as the case may be, subject to such Affiliates having agreed to such repayment) no later than the date of initial payment for the Put Option Shares under Clause 13.5(i). In this case, CMCR shall take all Necessary Action to support the efforts of the Company to secure financing for the Company in light of the repayment of the Outstanding Financings; any actions reasonably taken to so secure such financings shall not be considered Reserved Matters, accordingly no Joint Instruction shall be required for any of such actions.
     13.4. CMCR shall, and hereby covenants to, sell the Put Option Shares to Renova free and clear of any and all Encumbrances. The Company and CMCR shall take all actions and execute all documents necessary to transfer the Put Option Shares to Renova. The Company shall register the title to the Put Option Shares in Renova’s name and issue and deliver to Renova the share certificate in relation to the Shares as of the date CMCR receives initial payment therefor under Clause 13.5(i), provided, however, that Renova shall simultaneously pledge one-third (1/3) of the Put Option Shares so received in favor of CMCR to secure its obligations to CMCR under Clause 13.5(ii), which pledge shall terminate automatically upon payment in full by Renova of the amount in Clause 13.5(ii). For the avoidance of doubt, notwithstanding such pledge, Renova shall retain the right to vote, and to receive dividends on, and other benefits associated with, such pledged Shares.
     13.5. Renova shall pay for the Put Option Shares as follows:
     (i) two thirds of the Put Option Price shall be paid to CMCR within thirty (30) calendar days after the date the Investment Bank notifies CMCR and Renova of the amount of the Put Option Price; and
     (ii) one third of the Put Option Price shall be paid to CMCR within one (1) year after the date the Investment Bank notifies CMCR and Renova of the amount of the Put Option Price.
     13.6. The Put Option Price shall be determined by the Investment Bank valuing the entire issued capital of the Company on the basis that the Company is to be sold as a going concern to a willing buyer for cash (disregarding regulatory issues or other approvals or consents that such a hypothetical sale might entail) and then applying the percentage of the total attributable to the Put Option Shares.
     13.7. CMCR shall be entitled to serve the Put Option Notice only once. The Put Option Notice, once served, shall be irrevocable.
     14. Financing of the Company; Funding Undertakings
     14.1. The Principals agree to finance the Company in an aggregate amount of not less than two hundred million United States Dollars (US$ 200,000,000) to fund the investment projects of the Company (including the year 2006 funding requirements of MOCC, COMCOR TV and COMCOR) in the year of 2006, out of which eighty million twelve thousand four hundred seventy seven United States Dollars (US$80,012,477) shall be provided in the form of Loan 1 under the Loan 1 Agreement between the Principals and the Company and on terms and conditions contained therein.
     14.2. All financing provided to the Company (including Loan 1) shall be made by the Principals according to their Pro Rata Portion.
     14.3. No Principal shall be obligated to guarantee or provide any security in furtherance of loans or financing to the Company.
     14.4. Notwithstanding any provision of this Agreement to the contrary, if either Principal breaches its respective obligations under Clause 14.1 and/or Clause 14.2 and such breach is not cured within the cure period as set out in Clause 24, then the other Principal who has not committed a breach of its respective obligations under Clauses 14.1 or 14.2 shall have the right to resort to (a) such remedies as may be available to it at law and (b) any remedies available to such non-breaching Principal under the Call Right pursuant to Clause 15.

     14.5. In the event CMCR has insufficient funds to provide the financing to the Company as per the investment program of the Company, CMCR shall have the right (but no obligation) at any time during the term of this Agreement to offer Renova to purchase a portion of the Shares from CMCR with full title guarantee free and clear from any Encumbrance and at such price as CMCR may offer and on such terms as may be agreed.
     15. Call Right
     15.1. If the Breaching Principal breaches its obligations under Clause 14.1 or Clause 14.2 and such breach is not cured within the thirty (30) days cure period set out in Clause 24 following a notice of such breach from the Non-Breaching Principal, then the Non-Breaching Principal who has not committed a breach of its obligations under Clauses 14.1 or 14.2 shall have the right (but not the obligation) to purchase all (and not less than all) of the Shares of the Breaching Principal (the “Call Right”) at the Completion Price per Share (the “Call Price”) at any time during the period starting on the expiration of the above thirty-day cure period and ending on the sixtieth (60th) calendar day thereafter (the “Call Period”), upon delivery to the Breaching Principal of notice of such election (the “Call Notice”) with a copy provided to the Company.
     15.2. Upon the exercise by any Non-Breaching Principal of the Call Right by delivery of the Call Notice to the Breaching Principal with a copy provided to the Company, the Breaching Principal shall be obligated to sell to the Non-Breaching Principal all of the Shares held by the Breaching Principal (the “Called Shares”) at the Call Price.
     15.3. The sale and purchase of the Called Shares between the Non-Breaching Principal and the Breaching Principal shall take place on the later of (the “Call Completion Date”):
     15.3.1. The date that is sixty (60) calendar days following the date on which the Call Notice is served to the Breaching Principal; or
     15.3.2. The date upon which all regulatory approvals for the sale and the purchase of the Called Shares have been obtained.
     15.4. On the Call Completion Date, the Breaching Principal shall sell with full title guarantee and the Non-Breaching Principal shall purchase, all of the Breaching Principal’s full right, title and interest in and to the Called Shares free from any Encumbrance, and with the benefit of all rights attached or accruing to them on and after the Call Completion Date against payment of the Call Price by the Non-Breaching Principal in immediately available funds in US Dollars to the Breaching Principal. In addition, the Non-Breaching Principal shall assume or otherwise procure the repayment of all Outstanding Financings made by the Breaching Principal (or its Affiliates, as the case may be, subject to such Affiliates having agreed to such repayment), so that such Outstanding Financings be repaid no later than within one hundred eighty (180) calendar days of the Call Completion Date, provided further that the Breaching Principal may require that the Called Shares shall be pledged in favour of the Breaching Principal from the date the Non-Breaching Principal has acquired the Called Shares until the date the Outstanding Financings have been repaid as set out in this Clause15.4. In this case, the Breaching Principal shall take all Necessary Action to support the efforts of the Company to secure financing for the Company in light of the repayment of the Outstanding Financings; any actions reasonably taken to so secure such financings shall not be considered Reserved Matters, accordingly no Joint Instructions shall be required for any of such actions.
     15.5. The Call Notice, once served, shall be irrevocable.
     16. Additional Agreements
     16.1. Each Principal shall disclose information on the Persons who are beneficial owners of such Principal to the extent required for the opening of bank accounts, execution of transaction by the Company and compliance matters.
     16.2. The Principals shall cause the Company to develop an option incentive program for remuneration of the Senior Executives. Such option program is expected to include not less than 10% of the economic benefit of the Company (not to be distributed in Shares). For avoidance of doubt, no right is created hereby in favour of such Senior Executives.
     16.3. Save where this Agreement provides otherwise, none of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of all the Parties.
     16.4. Notwithstanding any other provision of this Agreement, the Principals agree that with respect to the shareholdings and management of MOCC, such matters shall be solely governed by the Shareholders Agreement between Moskovskaya Telecommunikatsionnaya Corporatsiya and Columbus Nova Investments VIII Ltd. dated August 26, 2004 (the “MOCC Shareholders Agreement”) so long as the MOCC Shareholders Agreement remains in force, and this Agreement shall have no application to MOCC during such time. For the avoidance of doubt, if the MOCC Shareholders Agreement terminates in accordance with its terms, then this Agreement shall apply to MOCC in accordance with its terms.
     17. Manner of Voting
     17.1. The voting of the Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by the Constitutional Documents of the Company and applicable law.

     17.2. The Parties shall notify the Registrar of Companies of the Commonwealth of the Bahamas that they have entered into this Agreement, within thirty (30) calendar days of the Completion Date. If any provision in the Constitutional Documents of the Company conflicts with any provisions of this Agreement, this Agreement shall prevail.
     17.3. The Principals shall exercise their powers of voting and any other rights and powers they have to amend, waive or suspend a provision in the Constitutional Documents of the Company conflicting with this Agreement, to the extent permitted by applicable law.
     18. Necessary Action
     The Principals and the Company agree, and shall take all Necessary Action to ensure that, the provisions of this Agreement are properly and promptly observed and no action or decision in respect of any Reserved Matter is taken by the Company or any Company Subsidiary without the prior explicit written approval of the Principals, which approval may take the form of approval of such matter by (i) a resolution passed by a shareholders meeting (or written resolution signed by both Principals in lieu of a meeting) in accordance with Schedule 1 or (ii) a resolution passed by a meeting of the Supervisory Board in accordance with Schedule 3.
     19. Deadlock
     19.1. Deadlock Event: A “Deadlock Event” shall be deemed to have occurred if:
     19.1.1. a Principal has not given its consent to any Reserved Matter or a matter requiring its consent pursuant to this Agreement, the Constitutional Documents or as a matter of law, such consent having been requested by the other Principal or the Board of Directors in writing on at least two occasions in respect of the same matter;
     19.1.2. the Supervisory Board fails, at a duly convened Supervisory Board meeting, to agree on a Reserved Matter which is in the sole opinion of either Principal material to the business of the Company or any Company Subsidiary, and upon referral to a further Supervisory Board meeting (which shall be called and held within fifteen (15) calendar days of the initial failure to agree) the Supervisory Board again fails to agree upon the matter;
     19.1.3. there is no quorum at three consecutive meetings of the Supervisory Board;
     19.1.4. the Board of Directors fails, at a duly convened Board of Directors meeting, to agree on any matter which is in the sole opinion of either Principal material to the business of the Company or any Company Subsidiary, and upon referral to a further Board of Directors meeting (which shall be called and held within fifteen (15) calendar days of the initial failure to agree) the Board of Directors again fails to agree upon the matter; or

     19.1.5. there is no quorum at three consecutive meetings of the Board of Directors.
     19.2. No Resolution. If the Deadlock Event cannot be resolved by the Principals within twenty (20) calendar days of the event which has resulted in a Deadlock Event having been deemed to occur under Clause 19.1, either Principal shall be entitled to invoke the remaining provisions of this Clause 19 by notice in writing to the other Principal and the Company (the “Deadlock Notice”). If no Deadlock Notice has been served within sixty (60) calendar days of the particular event which has resulted in a Deadlock Event having been deemed to occur under Clause 19.1, such Deadlock Event shall be deemed to have lapsed.
     19.3. Deadlock Resolution: If a Deadlock Notice is served, the Principals shall take the following steps to resolve the Deadlock Event set out in such Deadlock Notice:
     19.3.1. Within twenty (20) calendar days from the date of service of the Deadlock Notice, the Principals shall form a “Deadlock Committee” consisting of:
     (i) a member of the executive board of Renova Management AG, a company registered in Switzerland and whose registered office is at Bleichewerg 33, 8002, Zurich, Switzerland;
     (ii) a senior representative of CMCR; and
     (iii) an independent third Deadlock Committee member elected by Persons referred to in paragraphs (i) and (ii) above who shall be the chairman of the Deadlock Committee.
     19.3.2. The Deadlock Committee shall be considered formed upon appointment and election of all members thereof. The Deadlock Committee shall resolve the Deadlock Event in the most efficient and constructive manner.
     19.3.3. If:
     (i) the Deadlock Committee is not formed within time contemplated by Clause 19.3.1; or
     (ii) the Deadlock Committee can not resolve the Deadlock Event within thirty (30) calendar days from the date of its formation;
     then the dispute may be referred to arbitration by either Shareholder in accordance with Clause 34.
     20. Information; Reporting

     20.1. Right of Inspection. In addition to rights granted under applicable law, each Principal shall be entitled, free of charge, (i) to examine the financial, operational and statutory books, records, and accounts kept by the Company and any Company Subsidiary and (ii) to be supplied with all information in such form as such Principal may reasonably require to keep such Principal properly informed about the business and affairs of the Company or any Company Subsidiary and generally to protect such Principal’s interests as shareholder of the Company and the Company’s interests as an equity holder in the Company Subsidiaries. Such books, records and accounts shall be available for inspection by each of the Principals at any time during normal business hours.
     20.2. Financial Statements. The Company shall, if available, supply, free of charge, each Principal with (i) copies of all accounts of the Company and each Company Subsidiary (whether audited or unaudited, consolidated or unconsolidated) (in case of the audited accounts of the Company after the Board of Director’s approval of such accounts), and (ii) all such additional financial information as either Principal may reasonably request.
     20.3. Additional Information and Monthly Reports. The Company shall provide each Principal with such other information as such Principal may require to comply with its respective obligations under laws applicable to it.
     20.4. Regulatory Matters. Each Principal shall, in a timely manner and as required from time-to-time, take all commercially reasonable actions as may be necessary or appropriate to cooperate with the other Principal to ensure that each of the Principals has all of the information necessary to prepare and effect any notice to or filing with a Governmental Authority, or respond to any request for information from a Governmental Authority, as required by applicable legislation, statute, order, decree, judgment, rule, regulation, international convention, or requirement of any court, administrative body, self-regulating organization, securities exchange, or other competent authority, with respect to this Agreement or the transactions contemplated hereunder.
     21. Independent Registrar
     The Parties shall take all Necessary Action so the Independent Registrar is appointed as the registrar (holder of register of securities) of COMCOR within thirty (30) calendar days of the Effective Date.
     22. COMCOR Share Issue
     22.1. Issuance
     22.1.1. CMCR shall cause COMCOR to issue one thousand five hundred (1,500) new ordinary shares under closed subscription (as this term is interpreted under applicable Russian laws) and shall further make all reasonable endeavours to satisfy the conditions in Clause 22.1.2.
     22.1.2. In consideration for the obligation of CMCR set out in Clause 22.1.1, Renova shall pay to CMCR the sum of sixty seven million three hundred eight thousand four hundred ninety tw0 United States Dollars (US$67,308,492) (the “Cash Payment”) within five (5) business days from the date of the last of (the “Event Date”):
     (a) the decision on issuance of one thousand five hundred (1,500) new ordinary shares of COMCOR (the “New Shares”) is duly registered by the Federal Service for the Financial Markets of the Russian Federation;
     (b) the authorized management bodies of COMCOR have taken all necessary actions (in particular, the establishment of the date for the placement and the subscription price for the New Shares) to enable the placement of the New Shares; and
     (c) expiration of the period for the exercise of pre-emptive rights by the existing shareholders of COMCOR in accordance with the applicable laws.
     22.2. Application of Cash Payment
     22.2.1. Within three (3) business days following the Event Date, the Principals and the Company shall enter into a loan agreement substantially in the form of the Loan 1 Agreement (the “Loan 2 Agreement”) under which the Principals would provide a loan to the Company of an aggregate value of one hundred sixteen million nine hundred fifty six thousand one hundred five United States Dollars (US$116,956,105) (the “Loan 2”) to be applied for, among other applications, payment of the subscription price to COMCOR for the Remaining New Shares.
     22.2.2. Loan 2 shall be funded as follows:
     (a) Fifty-seven million three hundred eight thousand four hundred ninety two United States Dollars (US$57,308,492) shall be provided by CMCR (the “CMCR Loan 2 Commitment”) from the proceeds received by CMCR as Cash Payment.
     (b) fifty-nine million six hundred forty seven thousand six hundred fourteen United States Dollars (US$59,647,614) shall be provided by Renova (the “Renova Loan 2 Commitment”).
     22.2.3. The Principals shall procure that the Company and COMCOR enter into a subscription agreement in the agreed form within five (5) business days of the Event Date.
     22.2.4. The Principals shall procure that the proceeds of Loan 2 are made available to the Company within two (2) business days from the date of the Loan 2 Agreement and the Company shall, and the Principals shall take all Necessary Action to procure that the Company shall, transfer the proceeds of Loan 2 to COMCOR to pay the subscription price for the Remaining New Shares as soon as practicably possible following the Company and COMCOR entry into the subscription agreement as set out in Clause 22.2.3.
     22.3. Refund
     In the event any of the following occurs:
     (a) any injunction, judgment, order, decree or ruling of any Governmental Authority preventing, limiting or prohibiting issuance of the New Shares and placement of the Remaining New Shares by COMCOR to the Company and/or purchase of the Remaining New Shares by the Company;
     (b) registration of the report on results of the issuance of the New Shares is rejected; or
     (c) the issuance of the New Shares, or the decision of issuance of the New Shares or the report on results of the issuance of the New Shares, or the subscription agreement for the New Shares between the Company and CMCR is invalidated or declared illegal;
     CMCR shall, within thirty (30) business days following a notice in writing from Renova, refund to Renova the full amount of the Cash Consideration.
     22.4. Security
     22.4.1. The Parties shall enter into the Security Assignment by or on the Completion Date.
     22.4.2. As security for its obligation set out in Clause 22.3, CMCR shall assign to Renova by way of security and grant, in favour of Renova, a first fixed charge over:
     (a) All of its rights under the Loan 2 Agreement; and
     (b) All of its rights to receive repayment under Loan 1 Agreement in the amount equal to the difference between the Cash Payment and the CMCR Loan 2 Commitment.
     22.4.3. To implement the security granted under this Clause 22.4, the Parties shall enter into a Security Assignment concurrently with the execution of the Loan 2 Agreement.
     22.4.4. The obligation of CMCR to refund Renova in accordance with Clause 22.3 shall be deemed discharged upon receipt by Renova of the full amount of the Cash Payment from CMCR and/or under the Security Assignment.
     23. Confidentiality
     Unless otherwise agreed to in writing by the Parties, each of the Parties agrees to, and agrees to cause its respective Affiliates, accountants, attorneys, partners, consultants and all other representatives to, keep and hold in confidence and not use to the detriment of any other Party or its Affiliates, this Agreement, any information acquired pursuant to this Agreement or in connection with any of the transactions contemplated thereby (including the operation of the Business and the financings contemplated hereby), unless such information is (a) publicly available, (b) otherwise available to such Party without restriction or breach of any confidentiality agreement, (c) necessary in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, (d) otherwise required to be disclosed by any Governmental Authority (including tax authorities), self-regulatory organization or applicable law, (e) disclosed to the professional advisers of such Party who are informed of this confidentiality undertaking, or (f) disclosed in connection with any Transfer contemplated hereunder.
     24. Notice of Breach
     If a Principal (the “Breaching Principal”) breaches any of the provisions of this Agreement (whether by such Breaching Principal’s action or inaction), the other Principal (the “Non-Breaching Principal”) shall serve notice upon the Breaching Principal describing such breach and requiring the Breaching Principal to immediately cease committing such breach and to cure such breach (if curable) within thirty (30) calendar days; provided that, the provisions of this Clause 24 shall not affect the rights of the Non- Breaching Principal subsequently to claim damages or other compensation under applicable law for the breach in question (if not cured) or, where appropriate, to seek an immediate remedy of an injunction, specific performance or similar court order to enforce the obligations of the Breaching Principal (whether during or following the 30-day period set out above).
     25. Specific Performance
     Each Principal acknowledges and agrees that the other Principal would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Principal agrees that the other Principal shall be entitled to an injunction or injunctions to prevent breaches of provisions of this Agreement in addition to any other remedy to which such Principal may be entitled at law or in equity.
     26. Notices
     All notices and other communications hereunder shall be in writing and delivered in person, by fax transmission or by a reputable courier service and shall be deemed duly given

(i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt of transmission by facsimile, or (iii) on the date of confirmation of receipt if delivered by courier save that if such notice of communication is received after the end of normal working hours (and “normal working hours” shall be deemed to be 8.30 am to 5.30 pm on any business day in the city of the recipient), such notice or communication shall be deemed to have been received on the next business day in the city of the recipient.. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or to such other address or number as may be given by 10-calendar-day notice by that Party from time to time for this purpose.
     26.1. The Parties’ addresses and fax numbers for the purposes of this Agreement are:
     (a) If to Renova, to:
Renova Industries Ltd.
2nd Terrace West Centreville
P.O. Box 7755
Nassau, Bahamas
Attention: Marco Montanari
Facsimile: +1-242-328-2151
With a copy to:
Renova Management AG
Representative Office in Russia
Shipok Street, 18, Bld. 2
Moscow, 115093 Russian Federation
Attention: Chief Legal Officer
(b) If to CMCR, to:
CMCR Management Limited
c/o OAO COMCOR
Neglinnaya Ul, dom 17, stroenie 2
Moscow 127051
Russian Federation
Attention: Sergei N. Golovin
Facsimile: +7-495-250-7455
(b) If to the Company, to:

Renova Media Enterprises Ltd.
2nd Terrace West Centreville, P.O. Box. N-7755
Nassau, Bahamas
Attention: Marco Montanari
Facsimile: +1-242-328-2151
With a copy to
RME Management Ltd.
Representative Office in Russia
Obraztsova, 4a
Moscow, Russian Federation
Attention: Chief Legal Officer
Facsimile:+ 7 495 657 9288
     27. Costs; Fees; Expenses
     Each of the Parties shall bear its own legal, accountant and other costs, fees, charges and expenses connected with negotiation, preparation, execution and performance of this Agreement.
     28. Amendments and Waivers
     No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     29. Severability
     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     30. Entire Agreement
     This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and supersedes all prior oral and written agreements or understandings of the Parties relating hereto, all of which shall be deemed terminated, null and void and of no further effect from the date hereof. This Agreement shall be binding on all successors and permitted assignees of the Parties.
     31. Further Assurances
     Each Party shall perform and execute, or arrange for the performance and execution of, each necessary act, document and thing reasonably within its power for the purposes of implementing the provisions of this Agreement.
     32. Counterparts
     This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     33. Governing Law and Language
     This Agreement shall be governed by, and construed in accordance with, English law. This Agreement is written in English, and the Russian language translation is provided only for the convenience of the Parties. In the case of inconsistency or issues of interpretation between the English and Russian texts, the English text shall prevail.
     34. Arbitration
     34.1. In respect of any dispute, controversy, proceedings or claims of whatever nature arising out of or in any way related to this Agreement, including the validity, breach or termination thereof (each a “Dispute”), the Parties shall endeavour in good faith to resolve such Dispute promptly and amicably through negotiations within thirty (30) calendar days of written notification of the Dispute by any Party to the other Parties.
     34.2. If the matter is not resolved through such negotiations within thirty (30) calendar days of written notification of the Dispute as set out in Clause 34.1, any Party may elect, by notice in writing to the other Parties, to settle and resolve finally such Dispute by arbitration in accordance with the London Court of International Arbitration (“LCIA”) Rules as in force at the time of the election (the “Rules”) by a panel of three arbitrators, one appointed by each of the Principals, and one appointed by the two Principal-appointed arbitrators who shall act as the chairman.
     34.3. The seat or legal place of arbitration shall be deemed to be England, and the substantive laws of England shall be applicable for purposes of the arbitration. The venue for the arbitration hearing shall be London, at a location to be determined by the tribunal. The procedural law for any reference to arbitration shall be English law. The language of the arbitration proceedings shall be English.
     34.4. In addition to the authority conferred on the tribunal by the Rules, the arbitral tribunal shall have the authority to order such production of documents and such depositions of a Party’s witness(es) as may reasonably be requested by a Party or by the tribunal itself.
     34.5. Each party to the Dispute shall equally advance all costs and expenses of the arbitrators and the arbitral institution.
     34.6. The courts of England shall have exclusive jurisdiction over any action brought to enforce this Agreement to arbitrate, and each of the Parties submits to such exclusive jurisdiction for such purpose. For the avoidance of any doubt nothing in this Clause shall limit the right of a Party to apply to any court of competent jurisdiction with respect to enforcement of any award.
     34.7. This arbitration clause is binding upon the Parties and their successors and permitted assignees.
     34.8. Any right of appeal or reference of points of law to the courts is hereby waived, to the extent that such waiver can be validly made. The arbitral tribunal shall have the power to order on a provisional basis any relief which it would have power to grant in a final award. The final decision and award of the arbitral tribunal shall be enforceable by any court of competent jurisdiction.
     35. Term and Termination
     35.1. Effectiveness. This Agreement and the rights and obligations of the Parties hereunder shall become effective on the Completion Date (the “Effective Date”). If the Completion Date does not occur on or before 31 May 2006 (or such other later date as the Principals may agree in writing), then (notwithstanding any other provision of this Agreement) this Agreement shall automatically terminate and be deemed null and void, and no Party shall have any rights or obligations hereunder.
     35.2. Termination. Except for the provisions set out in Clause 36, this Agreement shall terminate upon occurrence of the earliest of the following events:
     (i) either Principal purchases all of the Shares pursuant to the terms of this Agreement;
     (ii) CMCR (or any of its Affiliates or permitted assignees that has entered into a deed of adherence in the form of Schedule 7 pursuant to the terms of this Agreement) ceases to hold 48.1% of all issued and outstanding voting Shares;

     (iii) Renova (or any of its Affiliates or permitted assignees that has entered into a deed of adherence in the form of Schedule 7 pursuant to the terms of this Agreement) ceases to hold 50.1% of all issued and outstanding voting Shares;
     (iv) a resolution is passed by the Principals or creditors, or an order is made by a court or other competent body or person instituting a process that will lead to the Company being dissolved and its assets being distributed among the Company’s creditors, Principals or other contributors; or
     (v) the Principals mutually agree to terminate the Agreement (and for the avoidance of doubt, the Company’s consent to such termination shall not be required).
     36. Survival
     The following provisions of this Agreement remain in full force after termination: Clauses 1, 2, 23, 24, 25, 26, 27, 28, 29, 30, 32, 33, 34, 36, 37, 38 and 40.
     37. Effects of Termination
     Termination of this Agreement shall not affect any rights or liabilities that the Parties have accrued under it.
     38. Construction
     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement.
     39. No Partnership
     The Parties are not in partnership with each other and there is no relationship of principal and agent between them.
     40. Third Party Rights
     The Parties do not intend that any term of this Agreement shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by any Person who is not a party to this Agreement.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

Schedule 1
SHAREHOLDERS MEETING
     1. The following matters may only be decided by the Principals, by a shareholders meeting or in accordance with paragraph 7 of this Schedule 1:
     1.1. alteration of the name of the Company;
     1.2. alteration of the Constitutional Documents of the Company;
     1.3. election of the Board of Directors subject to the rights of each of Renova and CMCR to appoint and remove its Board of Directors Designee at its sole discretion at any time;
     1.4. any voluntary liquidation, administration, bankruptcy, suspension of payments, composition, arrangement or general assignment for the benefit of creditors or any other similar matter involving the Company;
     1.5. any merger, consolidation, initial public offering, recapitalization or other business combination involving the Company or any change in the jurisdiction of incorporation of the Company or of its registered office or any reorganization of the holding structure of the Company Subsidiaries;
     1.6. any agreement by the Company to enter into any joint venture, profit-sharing or similar arrangement; and
     1.7. the declaration or payment of any dividend or other distribution by the Company.
     2. The shareholders of the Company shall meet at least annually, at such time and at such place as all the Principals may designate. Special meetings of the shareholders shall be held at the request of either Principal, and the agenda for such meetings shall include any matters proposed for consideration by such Principal.
     3. Each of the Principals shall be notified in writing of the time and place of any meeting of the shareholders by the chairman of the Supervisory Board at least thirty (30) calendar days prior to the meeting, or upon such shorter notice as may be approved by each of the Principals, such notice to be delivered to each Principal as set forth in Clause 26.
     4. A quorum for the transaction of business and the taking of any action at a shareholders meeting shall require the presence in person of both Principals (through their respective authorized representatives), or the attendance of such Principals by teleconference, videoconference, or other electronic means whereby each Principal may hear the other Principal and be heard by the other Principal, and the Principal so participating shall be considered to be physically present.
     5. All matters raised before a shareholders meeting shall only be passed by a majority vote in favour of more than 50% of all holders of outstanding Shares (whether attending such meeting or not), provided that all Reserved Matters shall only be passed by a unanimous vote of the Principals. The chairman of the shareholders meeting shall not have a second or casting vote.
     6. Minutes of a shareholders meeting containing decisions on the matters of its agenda including on the Reserved Matters shall be made by an instrument in writing, duly executed by each of the Principals.
     7. To the fullest extent permitted by applicable law, in lieu of a meeting, the Principals may decide any matter within their competency by written resolutions signed by both Principals.

Schedule 2
BOARD OF DIRECTORS
     1. The Board of Directors has responsibility for the supervision and management of the Company and its business on all matters not falling under the authority of the shareholders of the Company. The Board of Directors shall always act in accordance with the relevant Joint Instruction on any Reserved Matter and the Renova Instructions on matters other than Reserved Matters, made on any matter put before the Board of Directors (and shall not take action in the absence of such instructions).
     2. The Board of Directors shall consist of such number of Board of Directors Designees (directors) as the Principals may agree; such number to include the CMCR Board of Directors Designee and the Renova Board of Directors Designee. At any time any Principal can, at its sole discretion, remove its Board of Directors Designee, with our without cause, and appoint another Board of Directors Designee to fill a vacancy.
     3. Presence of at least one Renova Board of Directors Designee and one CMCR Board of Directors Designee is required in order for a meeting of the Board of Directors to be quorate.
     4. The signature of any of the directors shall bind the Company.
     5. The directors at the Board of Directors may decide any matter within their competence by written resolutions in lieu of a meeting signed by all the directors at the Board of Directors.

Schedule 3
SUPERVISORY BOARD
     1. Subject to the terms of this Agreement, the Supervisory Board will manage and control all aspects of the Business and decide on any matters of the day-to-day operation of the Company and the Company Subsidiaries including the following matters:
     1.1. any Reserved Matter save for any matter listed in paragraph 1 of Schedule 1; and
     1.2. any matter not constituting a Reserved Matter save for any matter listed in paragraph 3 of Schedule 4.
     2. The Supervisory Board shall regularly meet to discuss all matters including the Reserved Matters.
     3. The Supervisory Board shall consist of five (5) members made up of three (3) Renova Supervisory Board Designees and two (2) CMCR Supervisory Board Designees. At any time any Principal can, at its sole discretion, remove its Supervisory Board Designee, with our without cause, and appoint another Supervisory Board Designee to fill a vacancy.
     4. The first chairman of the Supervisory Board shall be Mr. Vladimir Kuznetsov of Renova Management AG until a new chairman of the Supervisory Board is appointed by majority vote of the members of the Supervisory Board present at the meeting for such period as the Supervisory Board may determine.
     5. The chairman of the Supervisory Board shall not have a second or tie-breaking (casting) vote.
     6. At a meeting of the Supervisory Board, each member has one vote.
     7. The quorum for any meeting of the Supervisory Board shall be at least thee members present, including at least two Renova Supervisory Board Designees and one CMCR Supervisory Board Designees.
     8. Any decision of the Supervisory Board shall be taken by a majority vote of the members of the Supervisory Board present at the meeting, save for a decision on any Reserved Matter which shall be approved by a unanimous vote of all members of the Supervisory Board present at the meeting in favour.

     9. A decision of the Supervisory Board on a Reserved Matter shall be conveyed to the Board of Directors by way of the Joint Instruction.
     10. A decision of the Supervisory Board on any matter which is not a Reserved Matter be conveyed to the Board of Directors by way of the Renova Instruction.

Schedule 4
HEAD OF REP. OFFICE
     1. The Principals shall jointly agree on a person who shall be the Head of the Rep. Office (or such other like position as the Principals may agree) starting from the Effective Date. Such first Head of Rep. Office shall be appointed for the period starting on the Effective Date and ending on its third anniversary prolonged, however, for the time between the Effective Date and resignation of such first Head of the Rep. Office from any other existing executive positions.
     2. Save as set out in paragraph 1 of this Schedule 4, the Head of Rep. Office shall be appointed and removed by the Supervisory Board, provided that any Principal may remove the Head of Rep. Office at any time.
     3. From the date following the date of appointment of the first Head of Rep. Office, the Head of Rep. Office has the authority to instruct the Renova Authorised Representative with respect to the following matters of the day-to-day operation of the Company and the Company Subsidiaries (and the Renova Authorised Representative shall promptly (and in any case within two (2) business days following the receipt of an instruction from the Head of Rep. Office) instruct the Board of Directors by the Renova Instruction accordingly):
     3.1. appointment and removal of the Chief Financial Officer;
     3.2. subject to paragraph 7 of this Schedule 4, with respect to each Material Subsidiary: (a) appointment of the chairman of the board of directors thereof(appointing a person on the board of directors selected by the Principals, which is a Reserved Matter); (b) election and/or appointment and early removal and/or dismissal of the general director (chief executive officer) thereof; and (c) appointment and early removal of the chief accountant and/or financial director (chief financial officer) thereof;
     3.3. with respect to each Company Subsidiary which is not a Material Subsidiary, election and/or appointment and early removal and/or dismissal of the general director (chief executive officer), any member of the board of directors, chief accountant and/or financial director (chief financial officer) thereof;
     3.4. issuance and signing of any and all non-binding documents on behalf of the Company, provided, however, that where such documents relate to a matter otherwise requiring approval of the shareholders meeting or the Supervisory Board, the Head of Rep. Office shall have no authority to give an instruction on execution of such documents in the absence of the relevant decision of the Principals or the Supervisory Board, respectively; and
     3.5. entering by the Company or a Company Subsidiary into transactions, including without limitation making investments, granting Encumbrances or making disposals of assets so long as such transaction (or of a set of related transactions) has a total value of less than or equal to two million United States Dollars (US$2,000,000) and execution of any and all documents pertaining thereto.
     4. For the avoidance of doubt, the Head of Rep. Office shall not take any action with respect to a Reserved Matter absent the prior written approval of both Principals, which may be expressed by: (i) a resolution passed by a shareholders meeting (or written resolution signed by both Principals in lieu of a meeting) in accordance with Schedule 1 or (ii) a resolution passed by a meeting of the Supervisory Board in accordance with Schedule 3.
     5. From the Effective Date and until the date of appointment of the first Head of Rep. Office (inclusive), all matters listed in paragraph 1 of this Schedule 4 shall be decided by the Supervisory Board by a majority vote all members of the Supervisory Board present at the meeting.
     6. If a position of the chief executive officer (or such other like position as the Principals may agree) of the Company shall be created, an individual occupying such position may not be appointed or elected and/or serve as the chairman of the Supervisory Board, the chairman of the Board of Directors or the chairman of the board of directors of any Company Subsidiary.
     7. Notwithstanding anything to the contrary contained herein, during six months following the Effective Date, the general director of COMCOR shall be appointed and removed by a unanimous vote of the Supervisory Board in the manner set out in paragraphs 8 and 9 of Schedule 3.

Schedule 5
CHIEF FINANCIAL OFFICER
     1. The Chief Financial Officer shall be responsible for day to day financial management of the Company (including the management of the mergers and acquisition department and the financial planning department of the Company).
     2. The Chief Financial Officer shall be appointed and removed by and report to the Head of Rep. Office.

Schedule 6
RESERVED MATTERS
The following matters (the “Reserved Matters”) require the prior written approval of both Principals evidenced by an instrument in writing executed by each Principal, which may be expressed by (i) a resolution passed by a shareholders meeting (or written resolution signed by both Principals in lieu of a meeting) in accordance with Schedule 1 or (ii) a resolution unanimously passed by a meeting of the Supervisory Board in accordance with Schedule 3.
     1. Alteration of the name of the Company or any Company Subsidiary.
     2. Alteration of the Constitutional Documents of the Company or any Company Subsidiary.
     3. Authorization, creation, issuance, decrease, modification, alteration, purchase, redemption, or other reorganization of equity or share capital of the Company or any Company Subsidiary. Any grant or waiver of pre-emptive rights with respect to any shares or capital stock of the Company or any Company Subsidiary or securities exchangeable or convertible into such shares or capital stock.
     4. The acquisition, establishment or incorporation of any Material Subsidiary or sale or disposal of a Material Subsidiary or of any significant part of the assets of a Material Subsidiary.
     5. Passage of any resolution for winding up of the Company or any Company Subsidiary.
     6. Application for the appointment of a receiver or an administrator over the respective assets of the Company or any Company Subsidiary.
     7. Change of the auditors of the Company.
     8. Alteration of accounting reference date/financial year end of the Company or any material change in the accounting policies, practices or principles of the Company.
     9. Approval of the annual consolidated financial statements of the Company.
     10. Declaration or payment of any dividend or making of any other distribution of the Company or any Company Subsidiary.
     11. Reorganisation or change of the nature or scope of the business of the Company or any Company Subsidiary.

     12. Election and/or appointment and early removal and/or dismissal of any member of the board of directors of any Material Subsidiary;
     13. Determination of the terms and conditions of the employment contract between the Company and the Head of Rep. Office.
     14. Adoption of the yearly operational and investment budgets and investment programs of the Company, which shall be prepared on a consolidated basis, and the approval of any material deviation or modification therefrom or any material investment not specifically set forth therein (for the purposes of this provision a deviation or modification or investment shall not be considered material unless it exceeds US$2,000,000).
     15. The Company or any Company Subsidiary entering into any agreement or contract, or otherwise entering into a transaction or series of related transactions, involving (or potentially involving) payments, values or commitments in excess of US$2,000,000 or otherwise material to the Company or a Company Subsidiary not specifically set forth in the relevant investment program.
     16. Any borrowing or other incurrence of indebtedness of the Company or any Company Subsidiary in the amount exceeding US$2,000,000 not specifically set forth in the relevant investment program.
     17. Sale or any other disposal of (including placing any Encumbrance on) the Company’s or any Company Subsidiary’s assets or revenues (including rights to future anticipated revenues) (other than cash funds maintained on the bank accounts of the Company or a Company Subsidiary) in a transaction or a series of related transactions the book value or market value of which exceeds US$2,000,000 not specifically set forth in the relevant investment program.
     18. Any sale, licensing, authorizations to use or other disposition (including placing any Encumbrance on) any material intellectual property (including patents, trade marks, service marks, trade names, domain names, registered designs, designs, copyrights and other forms of intellectual or industrial property, know-how, inventions, formulae, confidential or secret processes and information, rights in computer software, and any other protected rights and assets, and any licences and permissions in connection with the foregoing) of the Company or any Company Subsidiary, not specifically set forth in the relevant investment program.
     19. The creation of any share option or similar schemes involving Shares or other equity interests in the Company or shares or other equity interests in any Company Subsidiary to employees or directors by the Company or any Company Subsidiary.
     20. The commencement of any litigation or arbitration, or the waiver or release of a claim, or the entry into of a settlement for sums exceeding US$ 2,000,000, by the Company or any Company Subsidiary.
     21. Any transaction by the Company or a Company Subsidiary with a Principal or an Affiliate of a Principal (other than the continuation, and possible renewal and extension, of existing arrangements between the Company or any Company Subsidiary and the Affiliates of CMCR, as disclosed under the terms of the SPA.
     22. Any decision as to how to vote the shares held by the Company (or by any Company Subsidiary) in any Material Subsidiary.
     23. Contribution of assets of the Company into MOCC or such other publicly traded company as the Principals may determine on such terms and conditions as the Principals may deem appropriate.

Schedule 7
FORM OF DEED OF ADHERENCE
THIS DEED OF ADHERENCE is made on the • day of • 200[ • ]
BY AND BETWEEN
[NAME ALL PARTIES TO THE SHAREHOLDERS AGREEMENT AND THE PARTY TO WHOM THE SHARES ARE TO BE TRANSFERRED] (the “New Shareholder”).
WHEREAS:
(A)	This Deed is supplemental to the Shareholders Agreement in respect of Renova Media Enterprises, Ltd. between Renova Industries Ltd., CMCR Management Limited and Renova Media Enterprises, Ltd. (the “Agreement”) dated [ • ] 2006.

(B)	[NAME OF TRANSFERRING PRINCIPAL] wishes to transfer [AMOUNT IN WORDS] [AMOUNT IN NUMBERS] Shares to the New Shareholder and the New Shareholder wishes to have the Shares transferred to it;

(C)	The Agreement provides that as a condition of any such transfer, the proposed transferee shall execute a Deed of Adherence in this form.
NOW THIS DEED WITNESSES:
In consideration of the transfer of the Shares to it, the New Shareholder hereby:
     1. confirms that it has been supplied with a copy of the Agreement and any relevant documents referred to therein;
     2. undertakes to and covenants with the Parties to the Agreement that it shall from the date hereof:
     2.1. observe and be bound by the terms of the Agreement as a Principal thereunder and be deemed to be a Party to that Agreement,
     2.2. fulfil, discharge, perform and comply with all the obligations and liabilities imposed upon a Principal under the terms of the Agreement except to the extent that the same may have been fulfilled, discharged, performed or complied with prior to the date of this Deed.
     3. For the avoidance of doubt, it is hereby agreed and declared that nothing contained in this Deed shall release [NAME OF THE TRANFERRING PRINCIPAL] from any liability or obligations accrued or outstanding prior to the date hereof.
     4. The address and notice information of the New Shareholder for the purposes of Clause 26 of the Agreement shall be •.
     5. Unless the contrary is stated, terms used in this Deed have the same meaning as given to them in the Agreement.
     6. The Deed shall be read together with the Agreement which shall accordingly be construed as one instrument.
     7. This Deed shall be governed by and construed in accordance with English law and the provisions for arbitration set out in Clause 34 of the Agreement shall be read and construed as applicable to this Deed.
IN WITNESS WHEREOF this document has been executed as a deed with the intent that it is delivered as such on the day and year first above.
[SIGNATURES]

Schedule 8
INVESTMENT BANKS
One of the following international investment banks (or any corporate successor thereto) which have their offices in Moscow, the Russian Federation:
     [INTENTIONALLY OMITTED]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.
Signed by
duly authorised for
and on behalf of /s/ Marco Montanari
RENOVA INDUSTRIES LTD
Signed by
duly authorised for
and on behalf of /s/ Natalia Andriyanova
CMCR MANAGEMENT LIMITED
Signed by
duly authorised for
and on behalf of /s/ Shakira Burrows
RENOVA MEDIA ENTERPRISES LTD